Exhibit 99.1




 BANKNORTH ANNOUNCES ESTABLISHMENT OF 10b5-1 PRE-ARRANGED STOCK TRADING PLANS
                           BY SENIOR EXECUTIVES

PORTLAND, Maine--September 21, 2004--Banknorth Group, Inc. (NYSE: BNK) announced today that certain of its executive officers, including William J. Ryan, Chairman, CEO and President, and Peter J. Verrill, Senior Executive Vice President and Chief Operating Officer, established pre-arranged stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, in order to exercise certain stock options. Specifically, the options are being exercised in accordance with recently executed employment and retentions agreements entered into with the executive officers and Banknorth, as filed with the SEC on Form 8-K on August 31, 2004.

The Board of Directors of Banknorth annually approves the Code of Conduct and Ethics, which includes a policy that provides for the use of pre-arranged trading plans in accordance with Rule 10b5-1. Rule 10b5-1 permits corporate officers and directors to adopt predetermined plans for buying or selling stocks or exercising options. The plan may only be entered into when the director or officer is not in possession of material, non-public information.

Other executives have and will be exercising various options prior to the end of the year though not under pre-arranged stock trading plans. Again, the options are being exercised in accordance with recently executed employment and retentions agreements entered into with the executive officers and Banknorth, as filed with the SEC on Form 8-K on August 31, 2004.

Banknorth Group, Inc., headquartered in Portland, Maine, has $29 billion in assets. Banknorth's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage
Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services. Non-deposit investment products are offered in association with PrimeVest Financial Services, Inc., an independent registered broker/dealer and member of SIPC. The Company's website is located at www.banknorth.com.